EXHIBIT 10.19

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is entered into by and between Continental Airlines, Inc., a Delaware corporation ("Company"), and Jeffery A. Smisek ("Executive") as of April 14, 2004.

WHEREAS, Company and Executive have heretofore entered into that certain Employment Agreement dated as of July 25, 2000, as amended by letter agreements dated April 9, 2002, January 1, 2004, and March 12, 2004 (as so amended, the "Employment Agreement"); and

WHEREAS, the Human Resources Committee of the Board of Directors of Company has adopted a new Annual Executive Bonus Program and a new Long Term Incentive and RSU Program; and

WHEREAS, Company and Executive desire to amend the Employment Agreement in certain respects in recognition of the adoption of such new programs;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, Company and Executive hereby agree, effective as of the date first set forth above, that the Employment Agreement shall be amended as hereafter provided:

1. Clause (vi) of paragraph 2.3 of the Employment Agreement shall be deleted and the following shall be substituted therefor:

"(vi) a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company, it being agreed that any reduction in (a) Executive's then current annual base salary, or (b) Executive's annual cash bonus opportunity as a percentage of such base salary from that percentage in effect on April 9, 2004 (i.e., an annual cash bonus opportunity of 0%, if entry level goal is not met, and if entry level goal is met, between 50% and 150% of annual base salary, depending on achievement of entry, target and stretch goals), shall in each case constitute a material breach by Company of this Agreement; or"

2. Subparagraph (a) of paragraph 3.2 of the Employment Agreement shall be deleted and the following shall be substituted therefor:

"(a) Cash Bonus Programs. Executive shall participate in each cash bonus program maintained by Company on and after April 9, 2004 (including, without limitation, any such program maintained for 2004) at a level which is not less than the highest participation level made available to any Company executive (other than Company's Chief Executive Officer and Company's President); provided that Company shall at all times maintain Executive's annual cash bonus opportunity as a percentage of his annual base salary in an amount that is at least as great as that in effect on April 9, 2004 (i.e., an annual cash bonus opportunity of 0%, if entry level goal is not met, and if entry level goal is met, between 50% and 150% of annual base salary, depending on achievement of entry, target and stretch goals)."

3. Clause (iii) of paragraph 4.1(B) of the Employment Agreement shall be deleted and the following shall be substituted therefor:

"(iii) cause Company to pay to Executive, at the same time as other Payment Amounts with respect to Awards are paid to other participants under Company's Long Term Incentive Performance Award Program ("LTIP") and Long Term Incentive and RSU Program ("NLTIP/RSU Program"), as the case may be, all Payment Amounts with respect to Awards made to Executive under the LTIP or the NLTIP/RSU Program having a Performance Period that has not been completed as of the date of Executive's termination, as if Executive had remained employed by Company in his current position through the end of each such Performance Period (calculated using the Base Amount of Executive in effect on the day immediately preceding such termination), less any amounts paid to Executive under the LTIP or the NLTIP/RSU Program, as the case may be, upon the occurrence of a Qualifying Event with respect to Executive in connection with a Change in Control (such capitalized terms to have the meanings ascribed thereto in the LTIP or in the NLTIP/RSU Program, as may be applicable to the relevant Awards),"

4. Clause (3) of paragraph 4.2(ii) of the Employment Agreement shall be deleted and the following shall be substituted therefor:

"(3) cause Company to pay to Executive (or Executive's estate), at the same time as Payment Amounts with respect to Awards are paid to other participants under the LTIP or the NLTIP/RSU Program, as the case may be, all Payment Amounts with respect to Awards made to Executive under the LTIP or the NLTIP/RSU Program having a Performance Period that has not been completed as of the date of Executive's termination, as if Executive had remained employed by Company in his current position through the end of each such Performance Period (calculated using the Base Amount of Executive in effect on the day immediately preceding such termination), less any amounts paid to Executive under the LTIP or the NLTIP/RSU Program upon the occurrence of Executive's death or Disability after a Change in Control (such capitalized terms to have the meanings ascribed thereto in the LTIP or in the NLTIP/RSU Program, as may be applicable to the relevant Awards),"

5. Paragraph 5.12 of the Employment Agreement shall be deleted and the following shall be substituted therefor:

"5.12 Entire Agreement. Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.7(iv) and any awards under the Company's stock incentive plans or programs, LTIP, Retention Program, Annual Executive Bonus Program, NLTIP/RSU Program or similar plans or programs, and (ii) separate agreements governing Executive's flight benefits relating to other airlines, this Agreement (as amended through April 14, 2004), will, as of April 14, 2004, constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Effective as of the Effective Date, the Existing Agreement shall automatically terminate and no longer be of any force or effect, and neither party shall have any rights or obligations thereunder. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged."

6. This Amendment (a) shall supersede any prior agreement between Company and Executive relating to the subject matter of this Amendment and (b) shall be binding upon and inure to the benefit of the parties hereto and any successors to Company and all persons lawfully claiming under Executive.

7. Except as expressly modified by this Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first set forth above.

"COMPANY"

CONTINENTAL AIRLINES, INC

By: /s/ Michael H. Campbell

Name: Michael H. Campbell

Title: Senior Vice President -

Human Resources and

Labor Relations

"EXECUTIVE"

__/s/ Jeffery A. Smisek __

JEFFERY A. SMISEK

APPROVED:

_/s/ Charles Yamarone____

Charles Yamarone

Chair, Human Resources Committee